Exhibit 4.1.2

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 28, 2013, among Ancestry.com Inc., a Delaware corporation (the “Issuer”), Anvil US 1 LLC, a Delaware limited liability company (“Parent”), the entities listed on Schedule I hereto (each an “Irish Guaranteeing Subsidiary”), the entities listed on Schedule II hereto (each a “Luxembourg Guaranteeing Subsidiary”) and the entity listed on Schedule III hereto (the “DE Guaranteeing Subsidiary” and, collectively with the Irish Guaranteeing Subsidiaries and the Luxembourg Guaranteeing Subsidiaries, each a “Guaranteeing Subsidiary”) and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture, dated as of December 28, 2012 (as amended and supplemented by the First Supplemental Indenture, dated as of December 28, 2012, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 11.00% Senior Notes due 2020 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances each of the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Subsidiaries shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantees,” and each, a “Guarantee”): and

WHEREAS, pursuant to Sections 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. Each Guaranteeing Subsidiary hereby agrees as follows:

a. Such Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture, subject to the terms and conditions set forth in the Indenture.

b. Such Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully and unconditionally (to the fullest extent permitted under applicable law) and irrevocably Guarantee to each Holder of the Notes and the Trustee the Obligations in accordance with the terms set forth in Article X of the Indenture on a senior basis.

3. No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator or stockholder, member or limited partner of Parent or any Restricted Subsidiary or any of their direct or indirect parent companies shall have any liability for any obligations of the Issuer or the Guarantors (including any Guaranteeing Subsidiary) under the Notes, the Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.

4. Execution and Delivery. Each Guaranteeing Subsidiary agrees that its Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries.

9. Benefits Acknowledged. Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

10. Successors. All agreements of each Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture (including without limitation Section 10.06 of the Indenture). All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ANCESTRY.COM INC.

By:	/s/ Howard Hochhauser
Name: Howard Hochhauser
Title: Chief Financial Officer

ANVIL US 1 LLC

By:	/s/ Howard Hochhauser
Name: Howard Hochhauser
Title: Chief Financial Officer

ANVIL US 2 LLC

By:	/s/ Howard Hochhauser
Name: Howard Hochhauser
Title: Chief Financial Officer

Signature Page to Supplemental Indenture

ANCELUX 3 S.À R.L.

By:	/s/ Séverine Michel
Name: Séverine Michel
Title: Manager

ANCELUX 4 S.À R.L.

By:	/s/ Séverine Michel
Name: Séverine Michel
Title: Manager

Signature Page to Supplemental Indenture

Signature Page to Supplemental Indenture

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Lynn M. Steiner
Name: Lynn M. Steiner
Title: Vice President

Signature Page to Supplemental Indenture

SCHEDULE I

Irish Guaranteeing Subsidiaries

Anvilire Limited

Anvilire One Limited

SCHEDULE II

Luxembourg Guaranteeing Subsidiaries

Ancelux 3 S.à r.l. a société à responsabilité limitée incorporated and existing under Luxembourg law, having its registered office at 282, route de Longwy, L-1940 Luxembourg, Grand-Duchy of Luxembourg and registered with the Luxembourg register of commerce and companies under B 174.275 and having a share capital of USD 22,000.-

Ancelux 4 S.à r.l., a société à responsabilité limitée incorporated and existing under Luxembourg law, having its registered office at 282, route de Longwy, L-1940 Luxembourg, Grand-Duchy of Luxembourg and registered with the Luxembourg register of commerce and companies under B 174.224 and having a share capital of USD 18,000.-

SCHEDULE III

DE Guaranteeing Subsidiary

Anvil US 2 LLC